CONSENT OF MARK TURNER

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report Masbate Gold Project Republic of the Philippines” dated June 20, 2012, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Mark Turner
Mark Turner, B.Eng., MAusIMM
December 7, 2015